Exhibit 99.1

Investor Relations
605.782.1767

Meta Financial Group, Inc. ® and MetaBank ® Announce Director Changes

Doug Hajek joins Boards of Directors
Thurman Gaskill announces pending Board retirement
Fred Moore to become Lead Director and Vice Chairman

Sioux Falls, South Dakota – November 13, 2013, Meta Financial Group, Inc. ® (“MFG” and MetaBank, collectively Meta or the “Companies”)

Meta Financial Group, Inc. (NASDAQ: CASH – NEWS) Meta announced today the addition of Douglas J. Hajek to its Boards of Directors, and that E. Thurman Gaskill, Lead Director and Vice Chairman will retire from its Boards of Directors following Meta’s annual meeting in January, 2014.  Upon Mr. Gaskill’s retirement, Frederick V. Moore will assume Lead Director and Vice Chairman roles.

Mr. Gaskill, 78, has served as a director since 1982 and has been instrumental in the development of Meta.  "Thurman has been an outstanding director, leader and friend; helping guide our companies for over 30 years.  I will miss him and his counsel greatly," said J. Tyler Haahr, Chairman and CEO.

"I am proud to have served as a director of Meta for over 30 years and during such historic times in the life of the Companies," said retiring director, Thurman Gaskill.  Mr. Gaskill went on to say, "This is the right time for me to make this transition.  I believe Meta is a great company with outstanding leadership and is well-positioned for the future.”

Mr. Hajek, 63, is a Partner with the law firm Davenport, Evans, Hurwitz & Smith, LLP in Sioux Falls, South Dakota.  "Doug brings tremendous legal, banking, payments and leadership expertise and experience to Meta’s Boards" said J. Tyler Haahr, Chairman and CEO.

Mr. Haahr went on to announce, “I am also pleased that one of our current directors, Fred Moore, will become the Lead Director and Vice Chairman of the Board following Thurman’s retirement in January.  Fred’s background and experience will provide for a smooth transition in this important leadership role.”

•	Mr. Gaskill, who served in the Iowa Senate from 1998-2008, has owned and operated a grain farming operation located near Corwith, Iowa, since 1958. He has also served both as a commissioner with the Iowa Department of Economic Development and also as a commissioner with the Iowa Department of Natural Resources. Mr. Gaskill is the past president of both the Iowa and National Corn Growers Associations, past chairman of the United States Feed Grains Council, and has served in numerous other noteworthy agriculture positions.

•	Mr. Hajek joined Davenport Evans in 2000 where his practice is concentrated in corporate, finance and banking matters. He previously worked at US Bank, Western Bank and the law firm Boyce, Murphy, McDowell & Greenfield. He has been selected as one of The Best Lawyers in America in the areas of Banking and Finance Law, Corporate Law, Mergers & Acquisitions Law, and Financial Services Regulation Law. Mr. Hajek is a graduate of the University of South Dakota School of Law (JD), and has a BS degree from South Dakota State University and a MA degree from the University of Northern Colorado.

•	Frederick V. Moore, 57, has served as a director at the Companies since 2006 and has been the President of Buena Vista University in Storm Lake, Iowa since 1995. He previously worked in corporate America as a strategic planner, financial analyst, and marketing executive. Mr. Moore received a JD with honors, MBA and BA degrees from the University of North Carolina at Chapel Hill.

About Meta Financial Group, Inc.

Meta Financial Group, Inc. (MFG) is the holding company for MetaBank, a federally chartered savings bank.  Headquartered in Sioux Falls, South Dakota, its primary banking businesses are deposits, loans and other financial products and services to meet the needs of its commercial, agricultural and retail customers and MetaBank’s electronic payments division, Meta Payment Systems (MPS).

MFG shares are traded on the NASDAQ Global Market under the symbol “CASH.”  MFG operates under a super-community banking philosophy that allows the company to grow while maintaining its community bank roots, with localized decision making and customer service.

MetaBank operates eleven bank offices in four market areas; Central Iowa, Northwest Iowa, Brookings, South Dakota and Sioux Empire, South Dakota.  MPS manages four primary business lines: prepaid cards, credit products, Automated Teller Machine (ATM) sponsorship and Automated Clearing House (ACH) origination.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.  All information provided is subject to potentially more detailed information contained in the Company’s filings with the Securities and Exchange Commission (“SEC”).  The Company undertakes no duty to update the information provided herein or therein.

Meta Financial Group, Inc.®, (“Meta Financial” or “the Company” or “us”) and its wholly-owned subsidiary, MetaBank® (the “Bank” or “MetaBank”), may from time to time make written or oral “forward-looking statements,” including this press release, statements contained in its filings with the SEC, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.